Pierre Soulages
(b. 1919 – d. 2022)



In November 2022, Masterworks exited a different Pierre Soulages painting. Masterworks agreed to privately acquire this latest offering, minimizing intermediary fees.

INVESTMENT THESIS

Initial Offering Price
$1,221,000

Offering Circular
sec.gov

Similar Sales | Record Price | Artist Market



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Artist Market Growth Rate
12.1%

Sharpe Ratio (1995-2023) watch video

Pierre Soulages	▲0.56
S&P 500	0.53

1% Progress

MEMBERS ONLY



Pierre Soulages

(b. 1919 – d. 2022)

Why we like this offering

1. The Artwork is characteristic of Pierre Soulages' late, monochromatic Outrenoir paintings, a series he started in 1979.
2. Auction records for artworks similar in scale, period, and style are led by *Peinture 202×143 cm, 17 juin 2008* (2008), which sold for $1,698,979 at Sotheby's in June 2019, and *Peinture 91 × 181 cm, 26 décembre 2014* (2014), which sold for $1,458,308 at Christie's in June 2023.
3. The artist's top auction records are currently led by *Peinture, 4 août 1961* (1961), which sold for $20,141,700 at Sotheby's in November 2021, *Peinture 186 × 143 cm, 23 décembre 1959* (1959), which sold for $10,600,000 at Christie's in November 2018, and *Peinture 200 × 162 cm 14 Mars 1960* (1960), which sold for $10,288,248 at Tajan Paris in November 2019.
4. In 2019, Soulages became the third living artist alongside Marc Chagall and Pablo Picasso to be given a solo exhibition at the Louvre. Soulages died in October 2022, in Nîmes, France, and President Emmanuel Macron honored him with a national tribute at the Louvre on November 2, 2022.
5. Pierre Soulages' interest in the color black goes back to his adolescence, when he saw prehistoric cave paintings outside his hometown in France. He was fascinated by how people went into pitch black caves to create these paintings and in the idea of the beginning of painting.
6. The Artwork is a large-scale vertical acrylic painting with eight incongruent horizontal stripes of black paint spaced along the smooth, black background. By using the same semigloss finish paint for the foreground and background, Soulages highlights the importance of texture in this work. The nuances of each individual brushstroke as they catch the light create a dynamic and mysterious painting.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$18,091,068	33	$17,451,888

Turnover by Year


45.3M
34M
22.7M
11.3M
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Lots Auctioned


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35
26.25
17.5
8.75
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Initial Offering Price **$1,221,000**

Offering Circular **sec.gov/edgar**

Painting



About Pierre Soulages

Pierre Soulages (b. 1919, Rodez, France - d. 2022, Nîmes, France) is considered to be one of the most important and accomplished French painters working today. Over the course of his decades-long career, Soulages' commitment to abstraction and interest in the unique properties of black paint and its relationship with light has not wavered. While his late 1950s and early 1960s works feature hints of color, in subsequent years, black began to dominate his practice. Soulages' "Outrenoir," or 'beyond black,' series of monochrome paintings represent the culmination of his practice.

INVEST NOW

PIERRE

SOULAGES

b. 1919 – d. 2022, FRANCE



$1,221,000

INITIAL OFFERING

13.4% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	▲0.56 SHARPE RATIO[3]
20.1% RECORD PRICE GROWTH[4]	13.0% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 71 × 32 in. (181 × 81 cm)

Pierre Soulages was one of the most important, accomplished, and prolific French painters in Contemporary Art.

The Artwork is characteristic of Pierre Soulages' late, monochromatic Outrenoir paintings, a series he started in 1979. Outrenoir translates to "beyond black," because Pierre Soulages' paintings go beyond an interest in monochromatic abstraction and invoke the spiritual, discussing his work in terms of light and dark as it is written in the book of Genesis and the concept of the aura. Pierre Soulages strategically applies thick layers of matte, semi-glossy, and glossy paint or resin to his Outrenoir paintings using various tools and techniques, like palette knives and scrapers, so that as the light shifts or the viewer moves, the artwork also changes. Outrenoir is not an exploration of the color black, but rather of light. Pierre Soulages figured out how to paradoxically illuminate black, which is by definition the absence of light. He is nicknamed: "the painter of black and light." Pierre Soulages' interest in the color black goes back to his adolescence, when he saw prehistoric cave paintings outside his hometown in France. He was fascinated by how people went into pitch black caves to create these paintings and in the idea of the beginning of painting. The Artwork is a large-scale vertical acrylic painting with eight incongruent horizontal stripes of black paint spaced along the smooth, black background. By using the same semigloss finish paint for the foreground and background, Soulages highlights the importance of texture in this work. The nuances of each individual brushstroke as they catch the light create a dynamic and mysterious painting. Auction records for artworks similar in scale, period, and style are led by Peinture 202×143 cm, 17 juin 2008 (2008), which sold for $1,698,979 (€1,512,500) at Sotheby's Paris on June 5, 2019, and Peinture 91 × 181 cm, 26 décembre 2014 (2014), which sold for $1,458,308 (£1,153,200) at Christie's London on June 28, 2023.

In 2014, Pierre Soulages donated over 500 works to his eponymous museum Musée Soulages, which opened in his hometown of Rodez. In addition to the artist's permanent exhibition at Musée Soulages, Soulages has been the subject of solo exhibitions at the Centre Pompidou in Paris, the Seibu Museum of Art in Tokyo, the National Museum of Modern and Contemporary Art in Seoul, the Musée d'Art Moderne de la Ville de Paris, the Hermitage Museum in Saint Petersburg, the Musée des Beaux-Arts de Lyon, Villa Medici in Rome, the Louvre in Paris, among many other prestigious institutions. His paintings are also held in major permanent collections around the world, including the Museum of Modern Art in New York, Solomon R. Guggenheim Museum in New York, the Art Institute of Chicago, the National Gallery of Art in Washington, DC, the Tate in London, the Musée National d'Art Moderne in Paris, and the Centre Pompidou in Paris. Prices for top paintings by Pierre Soulages have increased significantly over the last decade. The artist's top auction records are currently led by Peinture, 4 août 1961 (1961), which sold for $20,141,700 at Sotheby's New York on November 16, 2021, Peinture 186 × 143 cm, 23 décembre 1959 (1959), which sold for $10,600,000 at Christie's New York on November 15, 2018, and Peinture 200 × 162 cm 14 Mars 1960 (1960), which sold for $10,288,248 (€ 9,351,500) at Tajan Paris on November 27, 2019.

THE ARTIST'S TOP AUCTION RECORDS ARE CURRENTLY LED BY PEINTURE, 4 AOÛT 1961 (1961), WHICH SOLD FOR $20,141,700 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2021, PEINTURE 186 × 143 CM, 23 DÉCEMBRE 1959 (1959), WHICH SOLD FOR $10,600,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 15, 2018, AND PEINTURE 200 × 162 CM 14 MARS 1960 (1960), WHICH SOLD FOR $10,288,248 (€ 9,351,500) AT TAJAN PARIS ON NOVEMBER 27, 2019.

AUCTION RESULTS FOR SIMILAR WORKS [12]


$242,316
$234,238
$160,237
$242,266
$637,205
$311,270
$647,387
$490,212
$845,437
$1,179,405
$1,245,269
$1,141,471
$1,698,979
$2,141,176
$1,160,989
$1,033,761
$1,452,364
$1,458,308
$706,995
5/30/2007
5/30/2007
6/5/2009
5/29/2012
12/3/2013
12/4/2013
12/15/2013
10/20/2016
6/6/2017
6/7/2017
10/19/2017
6/6/2018
6/5/2019
12/4/2019
12/5/2020
6/22/2022
10/20/2022
6/28/2023
10/20/2023

Pierre Soulages (b. 1919, Rodez, France - d. 2022, Nîmes, France) was influenced early on by the desert landscape and architectural heritage of southern France, which inspired the artist's thick application of paint and minimal compositions. His abstract compositions are characterized by their dominant black or brown brush strokes. His early work can be divided into five key periods: his "calligraphic" period from 1947 to 1950, his "black lines" or "structured" period from 1950 to 1963, his "stain" or "blot" period from 1960 to 1965, his "supple symbol" period from 1970 to 1979, and his "outre-noir" or "ultra-black" period beginning in 1979. Since the 1980s, Soulage has blended and varied his techniques, integrating compelling elements from each period and maintaining his predominantly black palette. Paintings by Pierre Soulages are held in some of the most important permanent collections in the world, including the Guggenheim Museum in New York, the Tate Modern in London, and the Centre Pompidou in Paris, among others. In 2001, Soulages became the first living artist granted an exhibition at the Saint Petersburg's State Hermitage Museum, and in 2009, he was the subject of a retrospective at the Musée National d'Art Moderne, Centre Pompidou. In 2019, he became the third artist to ever be honored with a solo exhibition at the Louvre during their lifetime, an honor previously bestowed upon Marc Chagall and Pablo Picasso. A grand collection of Soulages' work is present at his eponymous museum in his hometown of Rodez, to which he and his wife donated around 500 of his works. Soulages died on October 25, 2022 in Nîmes, France.





PIERRE SOULAGES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Pierre Soulages with the following criteria: All black paintings created from 2000 to present, measuring 30 inches by 30 inches to 100 inches by 100 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.4% CAGR implied from selected sales occurring from May 30, 2007, to October 20, 2023

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Pierre Soulages has a risk-adjusted appreciation of 0.56. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Pierre Soulages have a record price compound annual growth rate ("CAGR") of 20.1% from December 5, 1983 to June 30, 2023. This calculation is based on (i) a record price of $12,271 on December 5, 1983, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $17,300,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Pierre Soulages is 13.0%, which is based on 40 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Pierre Soulages was July 3, 1987 and ending on the last date a repeat sale occurred for such artist, which in the case of Pierre Soulages was June 7, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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